EXHIBIT 23.2

CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
KBK Capital Corporation


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1998 Employee Stock Purchase Plan of KBK Capital Corporation of our report dated January 23, 1998, with respect to the consolidated balance sheets of KBK Capital Corporation and subsidiaries, and the related consolidated statements of income, changes in stockholders' equity, and cash flows included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                KPMG PEAT MARWICK LLP


Houston, Texas
June 8, 1998